Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 13, 2007	web: www.buckle.com

Contact:     Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS
FOURTH QUARTER AND FISCAL YEAR 2006 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today financial results for the fourth quarter and fiscal year ended February 3, 2007.

Net sales for the 14-week fourth quarter ended February 3, 2007 increased 14.1 percent to $175.0 million compared to net sales of $153.4 million for the 13-week fourth quarter of fiscal 2005. Comparable store net sales for the fourth quarter rose 4.8 percent from comparable store net sales for the same 14-week period last year.

Net sales for the 53-week period ended February 3, 2007 increased 5.8 percent to $530.1 million from net sales of $501.1 million for the 52-week period ended January 28, 2006. Comparable store net sales for fiscal 2006 were flat compared to the same 53-week period last year.

Net income for the fourth quarter of fiscal 2006 was $22.1 million, or $0.77 per share ($0.73 per share on a diluted basis), compared with $19.1 million, or $0.66 per share ($0.64 per share on a diluted basis) for the fourth quarter of fiscal 2005.

Net income for the fiscal year ended February 3, 2007 was $55.7 million or $1.93 per share ($1.86 per share on a diluted basis), compared with $51.9 million or $1.76 per share ($1.69 per share on a diluted basis) for the fiscal year ended January 28, 2006.

Earnings per share and the weighted average shares outstanding for the prior year fourth quarter and year-to-date periods have been adjusted to reflect the impact of the Company’s 3-for-2 stock split paid in the form of a stock dividend on January 12, 2007.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payments, (“SFAS No. 123(R)”) at the beginning of fiscal 2006. The additional compensation expense recognized under SFAS No. 123(R) impacted the Company’s basic and diluted earnings per share by 3 cents and 5 cents per share for the fourth quarter ended February 3, 2007 and for the full fiscal year 2006, respectively. The fourth quarter and year-to-date impact of SFAS No. 123(R) includes 2 cents of stock option compensation expense related to the accelerated vesting of certain stock options during the fourth quarter. The accelerated vesting triggered the early recognition of compensation expense related to the stock option grants, which the Company had been recording on a straight line basis over the previously expected remaining vesting period through December 30, 2008. No compensation expense related to stock option grants was recognized by the Company for the prior fiscal year 2005.

During the fourth quarter, the Company achieved its performance goals on the 2006 non-vested stock grant. This changed the Company’s estimate of the number of non-vested shares granted by the Company that would ultimately vest. This increase in the number of shares resulted in incremental compensation expense for the fourth quarter that had a 2 cents per share impact on the Company’s reported basic and diluted earnings per share for the quarter.

During fiscal 2006, the Company purchased and retired 654,300 shares of its outstanding common stock at an average price of $24.52 per share. These shares were purchased pursuant to the 1,500,000 share corporate stock repurchase program authorized by the Board of Directors. The Company had 380,100 shares remaining as of February 3, 2007 to be purchased to complete this authorization. The average price and number of shares authorized and purchased above have been adjusted to reflect the impact of the Company’s 3-for-2 stock split paid in the form of a stock dividend on January 12, 2007.

As of February 3, 2007, the Company operated 350 retail stores in 38 states compared with 338 stores in 38 states as of January 28, 2006.

Management will hold a conference call at 10:00 a.m. EDT today, to discuss fourth quarter results. To participate in the call, please dial (800) 398-9386 and reference the conference code 865593. A replay of the call will be available for a two-week period beginning March 13, 2007, at 1:30 p.m. EDT by dialing (800) 475-6701 and entering the conference code 865593.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. During February, the Company opened one store and closed one store. It currently operates 350 retail stores in 38 states compared with 340 stores in 38 states at this same time a year ago.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Fourteen	Thirteen	Fifty-three	Fifty-two
	Weeks Ended		Weeks Ended
	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006

SALES, Net of returns and allowances	$174,986	$153,357	$530,074	$501,101

COST OF SALES (Including buying,
distribution and occupancy costs)	99,416	89,064	322,760	307,063
Gross profit	75,570	64,293	207,314	194,038

OPERATING EXPENSES:
Selling	35,490	30,474	107,592	100,148
General and administrative	8,447	5,494	20,701	17,568
	43,937	35,968	128,293	117,716

INCOME FROM OPERATIONS	31,633	28,325	79,021	76,322

OTHER INCOME, Net	2,973	2,270	9,032	6,123

INCOME BEFORE INCOME TAXES	34,606	30,595	88,053	82,445

PROVISION FOR INCOME TAXES	12,534	11,453	32,327	30,539
NET INCOME	$22,072	$19,142	$55,726	$51,906

EARNINGS PER SHARE:
Basic	$0.77	$0.66	$1.93	$1.76
Diluted	$0.73	$0.64	$1.86	$1.69

Basic weighted average shares	28,847	29,033	28,902	29,484
Diluted weighted average shares	30,232	29,996	30,014	30,671

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	February 3,	January 28,
ASSETS	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$35,752	$23,438
Short-term investments	115,721	134,672
Accounts receivable, net of allowance of $72 and $94, respectively	4,046	4,824
Inventory	70,306	68,731
Prepaid expenses and other assets	12,401	6,894
Total current assets	238,226	238,559

PROPERTY AND EQUIPMENT:	215,630	199,618
Less accumulated depreciation and amortization	(121,811)	(108,222)
	93,819	91,396

LONG-TERM INVESTMENTS	31,958	41,654
OTHER ASSETS	4,195	2,657

	$368,198	$374,266

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$14,670	$11,119
Accrued employee compensation	17,800	20,096
Accrued store operating expenses	4,468	3,725
Gift certificates redeemable	6,709	5,495
Income taxes payable	5,562	4,696
Total current liabilities	49,209	45,131

DEFERRED COMPENSATION	3,368	2,518
DEFERRED RENT LIABILITY	29,034	26,824
Total liabilities	81,611	74,473

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 29,408,576 shares at February 3, 2007 and 19,339,153 shares at January 28, 2006	294	193
Additional paid-in capital	43,493	39,651
Retained earnings	242,800	261,948
Unearned compensation - restricted stock	-	(1,999)
Total stockholders’ equity	286,587	299,793

	$368,198	$374,266